Private and Confidential

Dated: April 24, 2014

_____________________________

THE SELLER

and

THE PURCHASER

_____________________________________________

Share Purchase Agreement

relating to

Certain Shares of OBAR Camden Holdings Limited

_____________________________________________

THIS AGREEMENT dated April 24, 2014 is made

BETWEEN

(1)	JJAT, a Delaware Corporation (the "Seller"); and

(2)	Oliver Bengough (the "Purchaser").

BACKGROUND

(A)	Koko (Camden) Limited, a private company registered in England and Wales under company number 08763877 (“KOKO UK”), Hugh Doherty and Laurence Seymour are parties to that certain Share Sale Agreement dated February 13, 2014 (“Minority Sale Agreement”), under which KOKO UK has the right to acquire 4,936 ordinary and 5,500 deferred ordinary shares (the "Minority Shares") of OBAR Camden Holdings Limited (the “Company”).

(B)	KOKO UK assigned to Seller, its parent corporation, the right to acquire fifty percent of the Minority Shares (i.e. 2,468 ordinary shares and 2,750 deferred ordinary shares) under the Minority Sale Agreement (the “Sale Shares”).

(C)	Pursuant to clause 3 of that certain Shareholders Agreement dated February 12, 2014, among the Seller, KOKO UK, the Purchaser and certain other parties (the “SHA”), the Seller is obligated to sell the Sale Shares to the Purchaser, and the Purchaser is obligated to purchase from the Seller the Sale Shares, on the terms and conditions set forth herein.

1.	SALE OF THE SHARES

1.1	Sale and Purchase

The Seller shall sell the Sale Shares and the Purchaser shall purchase the Sale Shares on the terms of this Agreement. The Sale Shares are more particularly described as follows:

2,468 Ordinary Shares of £0.05	2,750 Deferred Ordinary Shares of £0.05

1.2	Waiver of Pre-emption Rights

The Seller and the Purchaser each waive any rights of pre-emption conferred upon either party by the articles of association of the Company or in any other way in respect of the sale and transfer of the Sale Shares to the Purchaser.

2.	CONSIDERATION

2.1	The consideration for the sale of the Sale Shares (the “Consideration”) shall be the sum of the following:

(a) £127,500 in respect to the 2,468 Ordinary Shares comprising the Sale Shares; and

(b) £1 in respect to the 2,750 Deferred Ordinary Shares comprising the Sale Shares.

2.2	The Consideration shall be payable by the Purchaser in accordance with the terms of a promissory note in the form set out in Schedule 4 to this Agreement (the “OB Note”).

2.3	Payment of the Consideration shall be secured by a share charge over certain shares in the Company held by the Purchaser as detailed in the share charge (the “Share Charge”), and shall be due and payable in full eighteen months after the date of the OB Note, together with interest thereon at the rate of eight percent (8%) per annum. The Consideration may be prepaid in whole or part at any time, with payments being applied first to accrued interest and then to principal.

3.	COMPLETION

3.1	Time for Completion

Completion shall take place immediately after the signing and exchanging of this Agreement at the offices of Winston & Strawn London LLP, City Point, One Ropemaker Street, London EC2Y 9AW (or any other location agreed upon by the Seller and the Buyer).

3.2	Seller's Completion Obligations

The Purchaser shall not be obliged to complete this Agreement unless at Completion the Seller shall deliver or cause to be delivered to the Purchaser:

(a)	transfers in respect of the Sale Shares duly completed in favour of the Purchaser or as it may direct; and

(b)	the share certificates representing the Sale Shares (or an express indemnity in a form satisfactory to the Purchaser in the case of any found to be missing).

3.3	Purchaser's Completion Obligations

The Seller shall not be obliged to complete this Agreement unless the Purchaser delivers to Seller the Share Charge, in an agreed form, executed by Purchaser.

4.	SELLER’S WARRANTIES

4.1	Warranties

THE SELLER WARRANTS TO THE PURCHASER THAT THE SALE SHARES SHALL BE TRANSFERRED TO PURCHASER FREE OF ANY ENCUMBRANCES CREATED BY THE SELLER. EXCEPT AS SET FORTH IN THIS SECTION, PURCHASER MAKES NO WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED WITH RESPECT TO THE SHARES, THE COMPANY, ANY OF ITS SUBSIDIARIES OR OTHERWISE, AND PURCHASER ACKNOWLEDGES AND AGREES THAT HIS SOLE RECOURSE WITH RESPECT TO THE SALE SHARES SHALL BE THE RIGHT TO RECEIVE HIS 50% SHARE OF THE PROCEEDS OF ANY INDEMNITY OR WARRANTY CLAIM MADE WITH RESPECT TO THE SALE SHARES UNDER THE MINORITY PURCHASE AGREEMENT (PURSUANT TO CLAUSE 4.2(i) (n) BELOW).

4.2	Seller’s Covenants

(i) The Seller covenants that:

(a)	the Seller has the requisite capacity and authority to enter into and perform this Agreement and any other documents that are to be executed by its pursuant to this Agreement (the "Sellers’ Completion Documents");

(b)	this Agreement and the Sellers’ Completion Documents will, when executed by it, constitute binding obligations on Seller enforceable in accordance with their respective terms;

(c)	no administration order has been made, no petition for one has been presented and no notice of intention to appoint an administrator has been given in respect of the Seller;

(d)	no administrator, receiver or administrative receiver has been appointed in respect of the Seller or any of its assets and no application for the appointment of an administrator has been made by the Seller in accordance with the out of court procedure under the Enterprise Act 2002;

(e)	the Seller has not failed, nor is unable, to pay any of his debts as they fall due, within the meaning of section 123 of the Insolvency Act 1986;

(f)	no voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Seller and the Seller has not made or proposed any arrangement or composition with its creditors or any class of them;

(g)	no steps have been taken to obtain a moratorium under Schedule A1 of the Insolvency Act 1986 or otherwise in respect of the Seller;

(h)	no distress, execution or other process has been levied on the Seller’s assets or action taken at the Seller’s address to repossess goods in the possession of the Seller;

(i)	no unsatisfied judgment is outstanding against the Seller and no demand has been served on the Seller under section 123(1)(a) of the Insolvency Act 1986;

(j)	no meeting to approve a compromise or scheme of arrangement under the Companies Act 2006 has been convened and no such compromise or scheme has been agreed to or sanctioned in respect of the Seller;

(k)	the Seller has not entered into any compromise or arrangement with its creditors or any class of its creditors generally;

(l)	the Seller is not insolvent according to any laws in any relevant jurisdiction;

(m)	if the Seller makes a claim for breach of Warranty (as defined in the Minority Sale Agreement), indemnity or a Tax Claim (as defined in the Minority Sale Agreement) under the Minority Sale Agreement (a "MSA claim") it shall notify the Purchaser in writing as soon as reasonably practicable; and

(n)	if the Seller receives payment in satisfaction of a MSA claim it shall:

(i)	notify the Purchaser immediately in writing;

(ii)	pay to the Purchaser an amount equal to 50% of the amount received in satisfaction of the MSA claim, net of any costs (including attorneys’ fees) of enforcement, within 5 days of the date payment is received in settlement of a MSA claim in cleared funds; and

(iii)	any payment made to the Purchaser shall be treated as an adjustment to the Consideration.

5.	DEFINITIONS, INTERPRETATION AND TERMS AND CONDITIONS

The definitions and rules of interpretation set out in Schedule 3 (Definitions) and the terms and conditions set out in Schedule 2 (Terms and Conditions) shall apply to this Agreement.

6.	POWER OF ATTORNEY

6.1	The Seller declares that until such time as the stock transfers to be delivered to the Purchaser pursuant to this Agreement have been duly stamped for stamp duty purposes, Seller shall, in respect of any of the Sale Shares after Completion:

(a)	hold the Sale Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them on trust for the Purchaser and any successors in title to the Purchaser; and

(b)	at the Purchaser’s cost, deal with and dispose of the Sale Shares and all such dividends, distributions and rights as the Purchaser or any such successor may direct Provided that the Purchaser shall not create or require the Seller to accept any further obligations or give any warranties or representations or create any further liabilities in addition to those arising under this agreement for or on the part of or on behalf of the Seller in relation to such dealing or disposal.

6.2	The Seller appoints the Purchaser as Seller’s lawful attorney for the purpose of signing any written resolution (or receiving notices of and attending and voting at all meetings) of the members of the Company from Completion to the day on which the Purchaser or its nominee is entered in the register of members of the Company as the holder of the Sale Shares and for that purpose the Seller authorises:

I.	the Company to send any written resolutions, notices or other communications in respect of Seller’s holding of Sale Shares to the Purchaser; and

II.	the Purchaser to complete in such manner as he thinks fit and to return written resolutions, proxy forms, consents to short notice and any other document required to be signed by him in his capacity as a member, and this power of attorney (which is given by way of security to secure the performance of obligations owed by the Seller to the Purchaser under this Agreement) shall be irrevocable.

6.3	The Purchaser agrees and undertakes to the Seller that he will, as soon as reasonably practicable following Completion and, in any event, within 30 days, submit to HMRC and pay all stamp duty due and payable in respect of the transfer of the Sale Shares pursuant to the stock transfers delivered by the Seller to the Purchaser.

7.	Purchaser’s Warranties and Covenants

7.1	The Purchaser hereby warrants to the Seller as follows:

7.1.1	The Purchaser has the requisite capacity and authority to enter into and perform this Agreement and any other documents that are to be executed by the Purchaser pursuant to this Agreement (the "Purchaser’s Documents").

7.1.2	This Agreement and the Purchaser’s Documents will, when executed by the Purchaser, constitute binding obligations of the Purchaser enforceable in accordance with their respective terms.

7.2	The Purchaser hereby covenants to the Seller that:

7.2.1	no administration order has been made, no petition for one has been presented and no notice of intention to appoint an administrator has been given in respect of the Purchaser;

7.2.2	no administrator, receiver or administrative receiver has been appointed in respect of the Purchaser or any of his assets and no application for the appointment of an administrator has been made by the Purchaser in accordance with the out of court procedure under the Enterprise Act 2002;

7.2.3	the Purchaser has not failed, nor is unable, to pay any of his debts as they fall due, within the meaning of section 123 of the Insolvency Act 1986;

7.2.4	no voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Purchaser and the Purchaser has not made or proposed any arrangement or composition with its creditors or any class of them;

7.2.5	no steps have been taken to obtain a moratorium under Schedule A1 of the Insolvency Act 1986 or otherwise in respect of the Purchaser;

7.2.6	no distress, execution or other process has been levied on Purchaser’s assets or action taken at the Purchaser’s address to repossess goods in the possession of the Purchaser;

7.2.7	no unsatisfied judgment is outstanding against the Purchaser and no demand has been served on the Purchaser under section 123(1)(a) of the Insolvency Act 1986;

7.2.8	no meeting to approve a compromise or scheme of arrangement under the Companies Act 2006 has been convened and no such compromise or scheme has been agreed to or sanctioned in respect of the Purchaser;

7.2.9	has not entered into any compromise or arrangement with its creditors or any class of its creditors generally;

7.2.10	the Purchaser is not insolvent according to any laws in any relevant jurisdiction;

and the transfer of the Sale Shares to the Purchaser and the agreement of the Seller to effect such transfer in accordance with the terms and conditions of this Agreement shall be deemed to include expressly and be made subject to all the above provisions of this clause 7.

IN WITNESS of which this Agreement has been executed and delivered as a deed by the parties on the date at the beginning of this Agreement.

Schedule 2
Terms and Conditions

1.	Further Assurance

On or after Completion, the Seller will at his cost and expense, execute and do (or procure to be executed and done by any necessary party) all such deeds, documents, acts and things as the Purchaser may from time to time reasonably require in order to vest any of the Sale Shares in the Purchaser or its assignee.

2.	Payments

2.1	Unless otherwise expressly stated all payments to be made under this Agreement shall be made in Sterling to the party to be paid by transfer in immediately available funds by telegraphic transfer for the credit of such account in the United Kingdom as the party to be paid may specify or in such other manner as the parties may agree.

2.2	Any payment falling to be made to the Seller under any provision of this Agreement may be made to the Seller’s Solicitors Client Account whose receipt shall be sufficient discharge.

2.3	Each payment to be made by the Purchaser under this Agreement shall be made free and clear of all deductions, withholdings, counterclaims or set-off of any kind except for those required by law.

2.4	In the event that:

(a)	any deduction or withholding is required by law to be made from any sum payable by the Purchaser to the Seller pursuant to this Agreement, the Purchaser shall be obliged to pay such increased sum as will, after the deduction or withholding has been made, leave the Seller with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding unless such withholding or deduction is required by reason of the Seller being a US entity in which event no further sum in respect of such deduction or withholding will be payable by the Purchaser

3.	Costs

3.1	Each party shall pay the costs and expenses incurred by him or it in connection with the entering into and completion of this Agreement.

4.	Constitution of this Agreement

4.1	This Agreement, together with the documents referred to in it, contain the entire agreement between the parties relating to the transactions contemplated by this Agreement and replaces and extinguishes all prior drafts, previous agreements, arrangements and understandings, whether in writing or oral, between the parties relating to these transactions except to the extent that they are repeated in this Agreement.

4.2	The Seller acknowledges to the Purchaser, and the Purchaser acknowledges to the Seller, that in agreeing to enter into this Agreement they, he or it has not relied on any representation, warranty, undertaking, promise or other assurance (whether contractual or otherwise) given by or on behalf of the other, except the warranties and undertakings set out in this Agreement, and waives all rights and remedies, which, but for this paragraph might be available to them, him or it in respect of any such representation, warranty or other assurance, provided that nothing in this paragraph shall limit or exclude any liability for fraudulent misrepresentation or fraudulent concealment.

4.3	This Agreement may be executed in any number of counterparts, but shall not be effective until each party has executed at least one counterpart, all of which, taken together shall constitute one and the same Agreement and any party may enter into this Agreement by executing a counterpart.

4.4	No variation of this Agreement shall be effective unless made in writing and signed by each of the parties.

5.	Rights

5.1	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

5.2	No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect its exercise or operate as a waiver in whole or in part.

5.3	No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise or the exercise of any other right, power, privilege or remedy.

5.4	The provisions of this Agreement shall remain in full force and effect notwithstanding Completion.

6.	Successors and Assigns

This Agreement shall be binding upon and benefit the successors of the parties but, subject to paragraph 6.2, none of the rights or obligations under this Agreement may be assigned, transferred, sub-licensed, charged or dealt with in any other manner without the prior written consent of all the other parties. Either party may assign any or all of its benefits under this Agreement to any member of Purchaser Group.

7.	Third Parties

No termination, amendment, compromise, waiver or settlement of this Agreement or any dispute or claim arising out of or in connection with it or its subject matter or formation(including non-contractual disputes or claims) require the consent of any person who is not a party to it.

8.	Illegality

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

9.	Notices

9.1	Any notice or other document to be served under this Agreement may be delivered or sent by registered or recorded post (or equivalent in any other jurisdiction) to the party to be served at his address appearing in this Agreement or at such other address as he may have notified to the other parties in accordance with this paragraph.

9.2	Any notice or document shall be deemed to have been served:

(a)	if delivered, at the time of delivery; or

(b)	if posted inland, at 10.00 hours on the second Business Day after it was posted; or

(c)	if posted airmail, at 10.00 hours (local time at the recipient's address) on the fifth Business Day after it was posted.

9.3	In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted (first class if UK inland) as a prepaid registered or recorded post (or equivalent in any other jurisdiction) letter.

9.4	The address details of the parties for the purposes of this paragraph are set out in Schedule 1 (Addresses for Notices).

10.	Governing law and Jurisdiction

10.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter (including any dispute or claim relating to non-contractual obligations) shall be governed by and construed in accordance with English law.

10.2	The courts of England have exclusive jurisdiction to settle any dispute or claim ("action") arising out of, or in connection with, this Agreement or its subject matter or formation (including any dispute or claim relating to non-contractual obligations).

10.3	Each party irrevocably waives any right that it may have to object to an action being in such courts on the grounds of venue, on the grounds that an action has been brought in an inappropriate or inconvenient forum or that such courts do not have jurisdiction.

10.4	Each party agrees that without preventing any other mode of service allowed by law, any document in an action (including, but not limited to, a claim form or any other document to be served under the Civil Procedure Rules in England and Wales) may be served on any party by being delivered to or left for that party at its address for service of notices under Schedule 1 (Addresses for Notices).

Nothing in any of this Agreement or any other agreement entered into by Seller in connection with this Agreement shall affect the Seller’s right to serve process in any other manner permitted by law.

Schedule 3
Definitions and Interpretation

1.	Definitions

In this Agreement, unless the context otherwise requires:

"Business Day" means any day other than a Saturday or a Sunday or public holiday in England;

"Company" has the meaning given to it in Recital (A);

"Completion" means completion of the sale and purchase of the Shares in accordance with Clause 3;

"Completion Date" means the date of this Agreement;

"Encumbrance" includes any claim, interest or equity of any person (including any right to acquire, option or right of pre-emption), any debenture, mortgage, charge, pledge, lien, deposit by way of security, restriction, assignment, hypothecation, security interest, option, right of pre-emption or assignment or factoring or similar agreement (including any created by law), title retention or transfer or other security or preferential agreement or arrangement, and any rental, bill of sale, hire purchase, credit sale or other agreement for payment on deferred terms or any agreement or commitment to give or create any of the foregoing;

"parties" means the parties to this Agreement and includes their respective successors and permitted assigns;

"Purchaser’s Group" means any of the following from time to time: the Purchaser, Loton Corporation and any entity controlled or under common control of any of them (including without limitation their subsidiaries and subsidiary undertakings and any holding company of the Purchaser, the Guarantor or Loton Corporation and all other subsidiaries and subsidiary undertakings of any holding company of the Purchaser, including the Companies, or Loton Corporation) and “member of the Purchaser’s Group” shall be construed accordingly;

"Sale Shares" has the meaning given to it in Recital (B);

“subsidiary” mean, in relation to a company (the “holding company”) any company in which the holding company (or persons acting on its behalf) controls either:

(a)	a majority of the voting rights exercisable at shareholder meetings of that company; or

(b)	the right to appoint or remove a majority of its board of directors,

and any company which is a subsidiary of another company is also a subsidiary of that company's holding company;

2.	Interpretation

In, and for the purposes of, this Agreement unless the context otherwise requires:

2.1	Gender, Number, Persons etc.

(a)	The masculine gender shall include the feminine and vice versa.

(b)	References to any person shall include any individual, body corporate and unincorporated association.

(c)	References to a company include any company and body corporate, wherever incorporated, and includes any limited liability partnership under the law of the United Kingdom.

(d)	References to any party include a reference to the estate, legal personal representative, successor, or permitted assigns of that party.

2.2	Currency

(c)	Sterling is the sole currency of account and payment for all sums payable under or in connection with this Agreement, including damages.

2.3	Parts of this Agreement

(a)	Except where the contrary is stated, any reference to a Clause or Schedule is to a Clause or Schedule of this Agreement.

(b)	The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

(c)	The Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement.

2.4	Statute and Law

References to any enactment shall include (i) that enactment as respectively amended, modified, consolidated or re-enacted from time to time, and (ii) any enactment which that enactment re-enacts (with or without modification) and (iii) any subordinate legislation made under that enactment (as so amended, modified, consolidated or re-enacted) in each case before the date of this Agreement, provided always that any such amendment, modification, consolidation or enactment or re-enactment or subordinate legislation shall not result in any new liability or any increase in any liability which would not otherwise have arisen under the original legislation or statute.

2.5	Certain words

Any undertaking by a party not to do any act or thing includes an undertaking not to allow, cause or assist the doing of that act or thing and to exercise all rights of control over the affairs of any other person which that party is able to exercise (directly or indirectly) in order to secure performance of that undertaking.

2.6	Canons of Construction

The rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

(c)	General words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general terms.

2.7	Certain Implied Terms

The Law of Property (Miscellaneous Provisions) Act 1994 applies to the disposition of the Sale Shares and any other property made under or pursuant to this Agreement, save that:

(a)	the word "reasonably" shall be deleted from the covenant set out in Section 2(1)(b) of that Act;

(b)	the covenant set out in Section 3(1) of that Act shall not be qualified by the words "other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about"; and

(c)	the provisions of Section 6(2) of that Act are excluded from this Agreement.

3.	Language

The English language is the language of choice of the parties in relation to this Agreement; notices, demands and other communications given in connection with this Agreement shall be in the English language and if this Agreement is translated into any language other than English, the English language text shall prevail.

Schedule 4
Form of Promissory Note

Executed as a deed by JJAT Corporation acting by a director in the presence of: Witness name: Signature of witness: Address: Occupation:

Executed as a deed by OLIVER BENGOUGH in the presence of: Witness name: Signature of witness: Address: Occupation:	) ) )